Exhibit 10.39

Restricted Stock Unit Agreement

THIS RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”), entered into between (Name) (the “Participant”) and WOODWARD, INC., a Delaware corporation (the “Company”), hereby grants an award of Restricted Stock Units (as defined below) to the Participant as of __, ____ (the “Grant Date”) with reference to the facts described in the recitals below. Capitalized terms used in this Agreement that are not otherwise defined herein shall have the meanings ascribed to them in the Woodward, Inc. 2017 Omnibus Incentive Plan (the “Plan”).

A.

Pursuant to the Plan, the Company, by action of the Administrator of the Plan, is authorized to grant Restricted Stock Units to Service Providers in order to attract and retain the best available individuals for positions of substantial responsibility, provide additional incentive to such individuals, and promote the success of the Company's business, as well as to encourage stock ownership by Plan participants, thereby aligning their interests with those of the Company’s stockholders.

B.	The Company desires to grant Restricted Stock Units to the Participant in accordance with the terms of the Plan and this Agreement.

NOW, THEREFORE, IN  CONSIDERATION of the foregoing facts, the Company hereby grants Restricted Stock Units to the Participant, as follows:

1.

Grant of Restricted Stock Units. The Company hereby grants to the Participant _____ Restricted Stock Units, subject to the terms and conditions set forth in this Agreement and the Plan. The number and kind of shares subject to this grant of Restricted Stock Units are subject to adjustment as provided by the Plan.

2.

Company’s Obligation to Pay. Each Restricted Stock Unit represents the right to receive a Share on the date it vests. Unless and until the Restricted Stock Units will have vested in the manner set forth in Sections 3, 4, 5, or 6 of this Agreement, the Participant will have no right to payment of any such Restricted Stock Units, nor any rights associated therewith, including dividend payments (subject to Section 16 below) or voting rights. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

3.

Vesting of Restricted Stock Units. Subject to any acceleration provisions contained in the Plan and in Sections 4, 5, and 6 of this Agreement, the Restricted Stock Units will vest in accordance with the following schedule: [__]% of the Restricted Stock Units will vest on the one (1) year anniversary of the Vesting Commencement Date (as defined below), and [__]% of the Restricted Stock Units will vest each anniversary thereafter, subject to the Participant continuing to be a Service Provider through each such date. For purposes of this Agreement, the “Vesting Commencement Date” is [______].

Subject to the limited exceptions set forth in Sections  4, 5 and 6 of this Agreement, in the event Participant ceases to be a Service Provider for any reason before Participant vests in the Restricted Stock Units, such unvested Restricted Stock Units and Participant’s right to acquire any Shares hereunder will immediately terminate.

4.	Termination as a Service Provider.

(a)    Termination for Reason Other Than Retirement, Death, Disability or Cause. Subject to the limited exceptions set forth in Sections 5 and 6, if the Participant ceases to be a Service Provider for any reason other than Retirement, death, Disability or Cause, any portion of the Restricted Stock Units granted hereunder that are not vested (according to Section 3, Vesting of Restricted Stock Units above)  on the date the Participant ceases to be a Service Provider shall immediately terminate.

(b)    Termination for Retirement. If the Participant ceases to be a Service Provider on account of Retirement (as defined hereunder), the Restricted Stock Units granted hereunder shall, subject to Sections 4(c) and 4(d) below, continue to vest in accordance with the schedule set forth in Section 3, Vesting of Restricted Stock Units above.

If the Participant is an Employee, “Retirement” for purposes of this Agreement shall mean (without affecting in any way the “retirement” definition for all other purposes under the Company’s Member Guidebook) termination of employment by the Participant after achieving any of the following: (a) the Participant is at least age 55 with 10 years of service (as defined in the Company’s Member Guidebook as of the date of grant), (b) the Participant is at least age 65 (with no minimum years of service requirement), or (c) the Participant first becomes an Employee when he or she is age 55 or older and the Participant thereafter achieves 2 or more years of service. If the Participant is a Director, “Retirement” shall mean the Participant’s termination as a Director on or after attainment of age 55. “Retirement” shall not be applicable to any Service Provider who is neither an Employee nor a Director.

(c)    Death of Participant. If the Participant dies, whether while a member or after a termination due to Retirement, any portion of the Restricted Stock Units not yet vested according to Section 3, Vesting or Restricted Stock Units above, will become immediately vested on the date of the Participant’s death.

(d)    Disability of Participant. If the Participant ceases to be a Service Provider by reason of Disability of the Participant (as determined by the Administrator), or if the Participant’s status as a Service Provider was initially terminated due to Retirement and the Participant subsequently suffers a Disability (as determined by the Administrator), any portion of the Restricted Stock Units not yet vested according to Section 3, Vesting of Restricted Stock Units above, will become immediately vested on the date of the Participant’s termination by reason of Disability or on the date of the Participant’s Disability following Retirement, as the case may be.

Disability shall be determined by the Administrator with the advice of a physician acceptable to the Administrator with respect to the permanent and total disability of the Participant.

(e)    Termination for Cause. If the Participant’s status as a Service Provider is terminated for Cause, the Restricted Stock Units shall be forfeited upon the earlier of the receipt by the Participant of notice of such termination of Service Provider status or the effective date of such termination of Service Provider status. For purposes of this Agreement, “Cause” shall mean (i) termination for personal dishonesty, fraud or other malicious act against the Company, (ii) willful misconduct in performance of duties, or (iii) breach of fiduciary duty against the Company. The Corporate Vice President, Human Resources, shall have the sole and exclusive right to determine whether the Participant has been terminated for Cause for purposes of this Agreement and the Plan; provided, however, that in the event the Participant is an Officer, the Administrator shall have the sole and exclusive right to make such determination.

5.

Change in Control. Notwithstanding anything to the contrary in this Agreement, in the event of a Change in Control (which for the avoidance of doubt is defined in the Plan) prior to a termination of the Participant’s status as a Service Provider with the Company or any Parent or Subsidiary for any reason or after a Participant ceases to be a Service Provider if the Participant ceases to be a Service Provider on the account of Retirement, the unvested Restricted Stock Units subject to this Agreement shall immediately become one hundred percent (100%) vested on the date of the Change in Control, subject to applicable federal and state securities laws.

6.	Payment after Vesting.

(a)    General Rule. Subject to Section 12, any Restricted Stock Units that vest will be paid to the Participant (or in the event of the Participant’s death, to his or her properly designated beneficiary or estate) in whole Shares. Subject to the provisions of Section 6(b), such vested Restricted Stock Units shall be paid in whole Shares as soon as practicable after vesting, but in each such case within sixty (60) days following the vesting date. In no event will the Participant be permitted, directly or indirectly, to specify the taxable year of payment of any Restricted Stock Units payable under this Agreement.

(b)    Acceleration.

(i)    Discretionary Acceleration. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Restricted Stock Units at any time, subject to the terms of the Plan. If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Administrator. If the Participant is a U.S. taxpayer, the payment of Shares vesting pursuant to this Section 6(b) shall in all cases be paid at a time or in a manner that is exempt from, or complies with, Section 409A. The prior sentence may be superseded in a future agreement or amendment to this Agreement only by direct and specific reference to such sentence.

(ii)    “Specified Employees”. Notwithstanding anything in the Plan or this Agreement or any other agreement (whether entered into before, on or after the Grant Date), if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with the Participant’s termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to the Participant’s death, and if (x) the Participant is a U.S. taxpayer and a “specified employee” within the meaning of Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to the Participant on or within the six (6) month period following the Participant’s termination as a Service Provider, then the payment of such accelerated Restricted Stock Units will not be made until the date six (6) months and one (1) day following the date of the Participant’s termination as a Service Provider, unless the Participant dies following his or her termination as a Service Provider, in which case, the Restricted Stock Units will be paid in Shares to the Participant’s estate as soon as practicable following his or her death.

(c)    Section 409A. It is the intent of this Agreement that it and all payments and benefits to U.S. taxpayers hereunder be exempt from, or comply with, the requirements of Section 409A so that none of the Restricted Stock Units provided under this Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. Each payment payable under this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). However, in no event will the Company reimburse the Participant, or be otherwise responsible for, any taxes or costs that may be imposed on the Participant as a result of Section 409A. For purposes of this Agreement, “Section 409A” means Section 409A of the Code, and any final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

7.

Assignment or Transfer. Except to the limited extent provided in Section 17, this grant as it pertains to unvested Restricted Stock Units, and the rights and privileges conferred thereby, will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any unvested Restricted Stock Units, or any right or privilege conferred thereby, or upon any attempted sale under any execution, attachment or similar process, any unvested Restricted Stock Units, and the rights and privileges conferred thereby, immediately will become null and void.
8.

Plan and Administrator. The construction of the terms of this Agreement shall be controlled by the Plan, a summary of which accompanies this Agreement and is hereby made a part hereof as though set forth herein verbatim, and the rights of the Participant are subject to modification and termination in certain events as provided in the Plan. The Administrator’s interpretations of and determinations under any of the provisions of the Plan or this Agreement shall be conclusive and binding upon the Participant. Subject to Section 17.1 of the Plan, in the event of a conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan shall prevail. Neither the Administrator nor any person acting on behalf of the Administrator will be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.

9.

Compliance with Securities Laws. No Restricted Stock Units shall be issued in respect hereof, unless in compliance with applicable federal and state tax and securities laws. If an exemption from registration is not available under applicable federal and state securities laws, the Company shall have no obligation to file a registration statement.

10.

Notice. Every notice or other communication relating to this Agreement shall be in writing and shall be mailed or delivered to the party for whom it is intended at such address as may from time to time be designated by such party in a notice mailed or delivered to the other party as herein provided; provided, however, that unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company to the attention of its Secretary at 1081 Woodward Way, Fort Collins, Colorado 80524, and all notices or communications by the Company to the Participant may be given to the Participant personally or may be mailed to the Participant at the most recent address which the Participant has provided in writing to the Company.

11.

Consent to Electronic Delivery. The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this Restricted Stock Unit grant you agree that the Company may deliver these documents in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies free of charge. Please contact the Company’s Stock Plan Administrator to request paper copies of these documents.

12.	Tax Obligations

(a)    Responsibility for Taxes. The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Participant’s employer (the “Employer”) or any Parent or Subsidiary to which the Participant is providing services (together, the “Service Recipients”), the ultimate liability for any tax and/or social insurance liability obligations and requirements in connection with the Restricted Stock Units, including, without limitation, (i) all federal, state, and local taxes (including the Participant’s Federal Insurance Contributions Act (FICA) obligations) that are required to be withheld by any Service Recipient or other payment of tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant, (ii) the Participant’s and, to the extent required by any Service Recipient, the Service Recipient’s fringe benefit tax liability, if any, associated with the grant, vesting, or settlement of the Restricted Stock Units or sale of Shares, and (iii) any other Service Recipient taxes the responsibility for which the Participant has, or has agreed to bear, with respect to the Restricted Stock Units (or settlement thereof or issuance of Shares thereunder) (collectively, the “Tax Obligations”), is and remains the Participant’s sole responsibility and may exceed the amount actually withheld by the applicable Service Recipient(s). The Participant further acknowledges that no Service Recipient (A) makes any representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends or other distributions, and (B) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate the Participant’s liability for Tax Obligations or achieve any particular tax result. Further, if the Participant is subject to Tax Obligations in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, the Participant acknowledges that the applicable Service Recipient(s) (or former employer, as applicable) may be required to withhold or account for Tax Obligations in more than one jurisdiction. If the Participant fails to make satisfactory arrangements for the payment of any required Tax Obligations hereunder at the time of the applicable taxable event, the Participant acknowledges and agrees that the Company may refuse to issue or deliver the Shares.

(b)    Tax Withholding. When Shares are issued as payment for vested Restricted Stock Units, the Participant generally will recognize immediate U.S. taxable income if the Participant is a U.S. taxpayer. If the Participant is a non-U.S. taxpayer, the Participant will be subject to applicable taxes in his or her jurisdiction. Pursuant to such procedures as the Administrator may specify from time to time, the Company and/or Service Recipient shall withhold the amount required to be withheld for the payment of Tax Obligations. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit the Participant to satisfy such Tax Obligations, in whole or in part (without limitation), if permissible by applicable local law, by (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable Shares having a fair market value equal to the minimum amount that is necessary to meet the withholding requirement for such Tax Obligations (or such greater amount as the Participant may elect if permitted by the Administrator, if such greater amount would not result in adverse financial accounting consequences), (iii) withholding the amount of such Tax Obligations from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Service Recipient, (iv) delivering to the Company already vested and owned Shares having a fair market value equal to such Tax Obligations, or (v) selling a sufficient number of such Shares otherwise deliverable to the Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the minimum amount that is necessary to meet the withholding requirement for such Tax Obligations (or such greater amount as the Participant may elect if permitted by the Administrator, if such greater amount would not result in adverse financial accounting consequences). To the extent determined appropriate by the Company in its discretion, it will have the right (but not the obligation) to satisfy any Tax Obligations through the method described in clause (ii) above and, until determined otherwise by the Company, the method described in clause (ii) above will be the method by which such Tax Obligations are satisfied. Further, if the Participant is subject to tax in more than one jurisdiction between the Grant Date and a date of any relevant taxable or tax withholding event, as applicable, the Participant acknowledges and agrees that the Company and/or the Service Recipient (and/or former employer, as applicable) may be required to withhold or account for tax in more than one jurisdiction. If the Participant fails to make satisfactory arrangements for the payment of such Tax Obligations hereunder at the time any applicable Restricted Stock Units otherwise are scheduled to vest pursuant to Sections 3, 4, 5, or 6 the Participant will permanently forfeit such Restricted Stock Units and any right to receive Shares thereunder and such Restricted Stock Units will be returned to the Company at no cost to the Company. The Participant acknowledges and agrees that the Company may refuse to deliver the Shares if such Tax Obligations are not delivered at the time they are due.

13.

Rights as Stockholder. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (including through electronic delivery to a brokerage account). After such issuance, recordation, and delivery, the Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

14.

No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE RESTRICTED STOCK UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER, WHICH UNLESS PROVIDED OTHERWISE UNDER APPLICABLE LAW IS AT THE WILL OF THE APPLICABLE SERVICE RECIPIENT AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS RESTRICTED STOCK UNIT AWARD OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE

VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF ANY SERVICE RECIPIENT TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER, SUBJECT TO APPLICABLE LAW, WHICH TERMINATION, UNLESS PROVIDED OTHERWISE UNDER APPLICABLE LAW, MAY BE AT ANY TIME, WITH OR WITHOUT CAUSE.

15.

No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the Shares underlying the Restricted Stock Units. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

16.

Adjustments. In the event that any extraordinary dividend or other extraordinary distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, reincorporation, reclassification, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares covered by the Restricted Stock Units subject to this Agreement, as determined in the discretion of the Administrator. For the avoidance of doubt, no adjustment will be made for regular periodic dividends.

17.

Beneficiary Designation. The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case of the Participant’s death before the Participant receives any or all of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

18.

Severability. In the event any provision of this Agreement is held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this Agreement, which shall nonetheless remain in full force and effect. Upon any determination that any provision is invalid, illegal or incapable of being enforced, such provision shall be modified to the extent necessary to render it valid, legal and enforceable while preserving its intent, or if such modification is not possible, by substituting therefor another provision that is legal and enforceable and that achieves the same objective.

19.

No Waiver. Either party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party from thereafter enforcing each and every other provision of this Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

20.

Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns. The rights and obligations of the Participant under this Agreement may only be assigned with the prior written consent of the Company.

21.	Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
22.

Amendment, Suspension or Termination of the Plan. By accepting this Award, the Participant expressly warrants that he or she has received an award of Restricted Stock Units under the Plan, and has received, read, and understood a description of the Plan. The Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Administrator at any time.

23.

Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Participant expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of the Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection with this award of Restricted Stock Units.

24.

Governing Law; Venue. This Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. For purposes of litigating any dispute that arises under these Restricted Stock Units or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Colorado, and agree that such litigation will be conducted in the courts of Larimer County, Colorado, or the United States federal courts for the District of Colorado, and no other courts, where this Agreement is made and/or to be performed.

25.

Entire Agreement. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Company and the Participant. For the avoidance of doubt, nothing in this Agreement shall be a basis for providing or calculating severance or similar pay, unless required by Applicable Laws.

By accepting this Agreement, you agree to all of the terms and conditions described above and in the Woodward, Inc. 2017 Omnibus Incentive Plan.